EXHIBIT 10.1


                                                              [EXECUTION COPY]


                               WAIVER AGREEMENT

          This WAIVER AGREEMENT, dated as of December 29, 2003 (this "Agreement"), is made by and among WEEKLY READER CORPORATION, a Delaware corporation ("WRC"), COMPASSLEARNING, INC., a Delaware corporation ("CLI" and, together with WRC, the "Borrowers"), WRC MEDIA INC., a Delaware corporation ("Holdings"), the Lenders signatory hereto, CREDIT SUISSE FIRST BOSTON (acting through its Cayman Islands branch), as the syndication agent (the "Syndication Agent") for the Lenders, and as the Lead Arranger and Sole Book Running Manager, and BANK OF AMERICA, N.A., as administrative agent (in such capacity, the "Administrative Agent") for the Lenders.

                             W I T N E S S E T H:
                             - - - - - - - - - -

          WHEREAS, Holdings, the Borrowers, the various financial institutions party thereto from time to time (each a "Lender" and, collectively, the "Lenders"), the Syndication Agent, the Administrative Agent and General Electric Capital Corporation, as the Documentation Agent for the Lenders, have heretofore entered into an Amended and Restated Credit Agreement, dated as of May 9, 2001 (as subsequently amended or otherwise modified, the "Credit Agreement"); and

          WHEREAS, the Borrowers have requested the waiver of certain covenants under the Credit Agreement identified below and, subject to the terms and conditions set forth herein, the Administrative Agent, the Syndication Agent and the Lenders party hereto are willing to grant such waiver during the Waiver Period (defined below), but only on the terms and conditions set forth herein.

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

          Section 1.1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the meanings assigned in the Credit Agreement and the following terms shall have the following meanings:

          "Claim" is defined in Section 4.4 of this Agreement.

          "Effective Date" is defined in Section 5.1 of this Agreement

          "Event of Termination" is defined in Section 3.1 of this Agreement.

          "Expiration Date" means March 31, 2004.

          "Termination Date" means the date on which an Event of Termination occurs.

          "Waiver Fee" is defined in Section 4.1 of this Agreement.

          "Waiver Period" means the period beginning on the Effective Date and ending on the earlier to occur of (i) the Expiration Date or (ii) the Termination Date.


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                                  ARTICLE II
                                    WAIVER

          Section 2.1. Waiver. Subject to the terms and conditions hereof, the Administrative Agent, the Syndication Agent and the Required Lenders hereby agree to waive, during the Waiver Period, the obligation of Holdings and the Borrowers to comply with the covenants set forth in Section 7.2.4 of the Credit Agreement. The Administrative Agent, the Syndication Agent and the Required Lenders further agree that, until the end of the Waiver Period, the representation set forth in Section 6.6 of the Credit Agreement shall not be deemed to be untrue as a result of facts or circumstances which have been disclosed to the Lenders in writing on or before the date hereof, which, for purposes hereof, shall include any disclosure made by Holdings or the Borrowers in any regular or special reports or notices filed by them with the SEC (it being agreed that nothing herein shall create any implication as to whether or not such representation would have been true at any such times prior to the date hereof absent the agreement set forth in this sentence).

                                  ARTICLE III
                             EVENTS OF TERMINATION

          Section 3.1. Events of Termination. Upon the occurrence of any of the following events (each an "Event of Termination"), then, and in any such event, the provisions of Article II of this Agreement shall immediately and automatically terminate and thereafter such Article and the waiver granted therein shall have no further force or effect:

          (a) Holdings or any Borrower shall default in the observance or performance of any agreement or covenant contained in this Agreement;

          (b) the occurrence of an Event of Default (after giving effect to this Agreement);

          (c) during the Waiver Period the Borrowers shall make any Credit Extension Request which, after giving effect to (i) the making of the Credit Extension requested thereby and (ii) any payments or prepayments of Revolving Loans or Swing Line Loans made, or any decreases in Letter of Credit Outstandings effected, in each case during the Waiver Period (but prior to the date of such Credit Extension Request) and calculated without duplication, would cause the sum of (x) the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans, plus (y) the aggregate amount of all Letter of Credit Outstandings, to exceed $26,000,000; and

         (d) the consummation of a restructuring and/or refinancing of Total Debt pursuant to terms and provisions mutually acceptable to Holdings, the Borrowers, the Administrative Agent, the Syndication Agent and the Required Lenders.

                                  ARTICLE IV
                                  AGREEMENTS

          Section 4.1. Waiver Fee. Holdings and the Borrowers agree to pay to the Administrative Agent on the Effective Date, for the account of each Lender that executes and delivers to the Administrative Agent a counterpart of this Agreement on or prior to 5:00 p.m., New York City time, on December 29, 2003, a fee (the "Waiver Fee") equal to 0.125% of each such Lender's Percentage of the Total Exposure Amount as of the Effective Date.

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          Section 4.2. Payment of Fees and Expenses. Each Loan Party hereby agrees to pay or reimburse the Administrative Agent on demand for all reasonable fees and out-of-pocket expenses incurred in connection with the preparation and execution of this Agreement, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

          Section 4.3. LIBOR Borrowings. Any term or provision of the Credit Agreement or any other Loan Document to the contrary notwithstanding (including, without limitation, Sections 2.3 and 2.4 of the Credit Agreement),
(i) Borrowings of LIBO Rate Loans made during the Waiver Period may only have Interest Periods of a duration which does not exceed the earlier of (x) one month and (y) March 31, 2004, and (ii) any Loans which, pursuant to Section
2.4 of the Credit Agreement are either continued as or converted into LIBO Rate Loans at any time during the Waiver Period may only have Interest Periods of a duration which does not exceed the earlier of (x) one month and (y) March 31, 2004.

          Section 4.4 Release. Holdings and the Borrowers hereby release, waive and forever relinquish all claims, demands, obligations, liabilities and causes of action of whatever kind or nature (a "Claim"), whether known or unknown, which any of them have, may have, or might assert at any time in the future against any of the Administrative Agent, the Syndication Agent, the Lenders or any of their respective Affiliates, participants, officers, directors, employees, agents, attorneys, accountants, consultants, successors and assigns, directly or indirectly, in connection with any circumstance, action, transaction, failure to act or occurrence of any sort or type which occurred on or before the Effective Date in connection with or otherwise relating to the Credit Agreement or any other Loan Document, including, without limitation, any such Claim arising out of, based upon, or in any manner connected with (i) the Credit Agreement, any other Loan Document and/or the administration thereof or the Obligations created thereby; (ii) any discussions, commitments, negotiations, conversations or communications with respect to the refinancing, restructuring or collection of any Obligations related to the Credit Agreement, any other Loan Document and/or the administration thereof or the Obligations created thereby, or (iii) any matter related to the foregoing.

                                   ARTICLE V
                          CONDITIONS TO EFFECTIVENESS

          Section 5.1 Effectiveness. This Agreement shall become effective as of the date (the "Effective Date") when each of the following conditions has been satisfied; provided that such date shall occur on or before December 31, 2003 or this Agreement shall be void and of no further force or effect:

          (a) receipt by the Administrative Agent of counterparts of this Agreement, duly executed and delivered by Holdings, each Borrower, the Administrative Agent, the Required Lenders and Lenders holding at least 51% of the Revolving Loan Commitments (before giving effect to this Agreement);

          (b) receipt by the Administrative Agent of counterparts of a duly executed Affirmation and Acknowledgment to this Amendment, substantially in the form of Annex I hereto and dated the date hereof, duly executed and delivered by each of the Obligors other than Holdings and the Borrowers; and

          (c) receipt by the Administrative Agent of (x) the Waiver Fee, pursuant to Section 4.1 above, and (y) all other unpaid fees and out-of-pocket expenses incurred in connection herewith or with the Credit Agreement, including, without limitation, the reasonable fees and disbursements of counsel to each of the Administrative Agent and the Syndication Agent, whether pursuant to Section 4.2 hereof, Section 3.3, 11.3 or 11.4 of the Credit Agreement or otherwise, to the extent then invoiced.

          All corporate and legal proceedings and instruments and agreements relating to the transactions contemplated by this Agreement or in any other document delivered in connection herewith

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shall be satisfactory in form and substance to the Administrative Agent and the Syndication Agent and their counsel, and the Administrative Agent and the Syndication Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates and bring-down certificates, if any, which the Administrative Agent may reasonably request in connection therewith, such documents and papers where appropriate to be certified by proper corporate or governmental authorities. The documents referred to in this
Article V shall be delivered to the Administrative Agent no later than the Effective Date. The certificates and opinions required to be delivered pursuant to this Article V, if any, shall be dated the Effective Date.

                                  ARTICLE VI
                                INTERPRETATION

          Section 6.1. Continuing Effect of the Credit Agreement. Holdings and each Borrower hereby acknowledges and agrees that, except as otherwise expressly provided herein, the Credit Agreement and each other Loan Document shall continue to be and shall remain unchanged and in full force and effect in accordance with its terms.

          Section 6.2. No Agreement. Except as otherwise expressly provided herein, nothing contained in this Agreement shall be construed or interpreted to be (or is intended as) a waiver of any Default or Event of Default or any other rights, powers, privileges or remedies that the Administrative Agent, the Syndication Agent or the Lenders have or may have under the Credit Agreement or any other Loan Documents on account of such Default or Event of Default or otherwise. Each of Holdings and each Borrower hereby acknowledges and agrees that, at the end of the Waiver Period, the provisions of Article II hereof shall be of no further force or effect and the Administrative Agent, the Syndication Agent and the Lenders shall be free, in accordance with the Credit Agreement and the other Loan Documents, to declare the Loans and all other amounts outstanding under the Credit Agreement and the other Loan Documents to be due and payable and to exercise and enforce, or to take steps to exercise and enforce, all other rights, powers, privileges and remedies available to them under the Credit Agreement or any other Loan Document on account of any Default or Event of Default (including, without limitation, non-compliance with the covenants of the Credit Agreement identified in
Article II of this Agreement) as if this Agreement had not been entered into by the parties hereto.


                                  ARTICLE VII
                                 MISCELLANEOUS

          Section 7.1. Representations and Warranties. Holdings and each Borrower hereby represents and warrants as of the date hereof that, after giving effect to this Agreement, (a) no Default or Event of Default has occurred and is continuing and (b) all representations and warranties of Holdings and the Borrowers contained in the Credit Agreement or any other Loan Document are true and correct in all material respects with the same effect as if made on and as of such date.

          Section 7.2. Counterparts. This Agreement may be executed by the parties hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

          Section 7.3. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS (WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAWS PRINCIPLES).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first above written.

                                   BORROWERS

                                   WEEKLY READER CORPORATION


                                   By:
                                       -----------------------------------
                                       Name:
                                       Title:


                                   COMPASSLEARNING, INC.


                                   By:
                                       -----------------------------------
                                       Name:
                                       Title:


                                   HOLDINGS

                                   WRC MEDIA INC.


                                   By:
                                       -----------------------------------
                                       Name:
                                       Title:

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                                   LENDERS

                                   (Name of Lender)


                                   By:
                                       -----------------------------------
                                       Name:
                                       Title:



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


                                   CREDIT SUISSE FIRST BOSTON, acting through
                                     its Cayman Islands branch, as Syndication
                                     Agent and as a Lender


                                   By:
                                       -----------------------------------
                                       Name:
                                       Title:


                                   By:
                                       -----------------------------------
                                       Name:
                                       Title:





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                                   BANK OF AMERICA, as Administrative Agent and
                                      as a Lender


                                   By:
                                       -----------------------------------
                                       Name:
                                       Title:




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